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                                                                    EXHIBIT 11.1

                             APS HOLDING CORPORATION
                         COMPUTATION OF INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                  JULY 25,                      JULY 25,
                                                       -------------------------     -------------------------
                                                            1996           1995           1996           1995
                                                       ----------     ----------     ----------     ----------
Weighted average shares of common
      stock outstanding                                    13,730         13,724         13,729         13,723

Shares issuable on assumed exercise
      of stock options                                        190            187            173            189
                                                       ----------     ----------     ----------     ----------

Weighted average shares for primary
      net income per share                                 13,920         13,911         13,902         13,912

Incremental shares issuable on assumed
    exercise of stock options to reflect
     maximum dilutive effect                                    1              1             19              1
                                                       ----------     ----------     ----------     ----------

Weighted average shares for fully diluted
      net income per share                                 13,921         13,912         13,921         13,913
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

Net income                                                 $5,963         $6,061         $7,318         $9,819
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

Primary net income per share                                $0.43          $0.44          $0.53          $0.71
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

Fully diluted net income per share                          $0.43          $0.44          $0.53          $0.71
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

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